        As filed with the Securities and Exchange Commission on August 28, 2001
                                                      Registration Statement No.

--------------------------------------------------------------------------------
                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        BLAGMAN MEDIA INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


              Nevada                                   9995                                  84-1108499
              ------                                   ----                                  ----------
  (State or other jurisdiction               (Primary Standard Industrial         (I.R.S. Employer Identification No.)
of incorporation or organization)            Classification Code Number)



1901 Avenue of the Stars, Suite 1710, Los Angeles, California                90067
-------------------------------------------------------------                -----
(Address of registrant's principal executive offices)                      (Zip Code)

                                 (310) 788-5444
              (Registrant's Telephone Number, Including Area Code)

                                 Robert Blagman
                      1901 Avenue of the Stars, Suite 1710
                          Los Angeles, California 90067
                             Telephone: 310-788-5444
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                             Edward T. Swanson, Esq.
                            1135 17th Street, Suite E
                         Santa Monica, California 90403
                                 (310) 283-1035

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================

Title of each class               Amount                    Proposed maximum    Proposed maximum       Amount of
of securities                     to be                     offering price      aggregate              registration fee (4)
to be registered                  registered                per share (1)       offering price (1)
-------------------               ----------------------    ----------------    -------------------    --------------------
Common stock, $.001 par value     300,000,000 shares (2)    $0.0235             $7,050,000.00          $1,762.50
===========================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock as reported on the OTC Electronic Bulletin Board on August 20, 2001.

(2) Includes shares of our common stock issuable to Gazelle Group LLP and DRH Investment Company LLC pursuant to an Equity Line of Credit Agreement, shares of our common stock issuable upon the conversion of our Series B Convertible Preferred Stock to other selling shareholders, and shares of our common stock issuable upon the exercise of warrants issued to other selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             Preliminary Prospectus

                        Blagman Media International, Inc.


             The Resale of up to 300,000,000 shares of common stock

      This prospectus relates to the resale by the selling shareholders of up to 300,000,000 shares of our common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares we are registering, Gazelle Group LLP and DRH Investment Company LLC, two of the selling shareholders, may acquire up to approximately _____________ shares under the equity line of credit agreement with our company.



The shares of common stock have not been registered for sale by the selling security holders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol "the Company." On August __, 2001, the average of the bid and asked prices of our common stock was $xxxx per share.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page __ of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.









                 The date of this prospectus is August __, 2001
                              Subject to Completion

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
MANAGEMENT
BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET INFORMATION
DIVIDEND POLICY
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
INDEMNIFICATION OF OFFICERS AND DIRECTORS
TRANSFER AGENT
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS

                               PROSPECTUS SUMMARY

      This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors." This prospectus describes our company, finances and products.

About Our Company

      Blagman Media International, Inc. is a Nevada corporation which is the successor to an enterprise founded in 1962. We are a direct marketing, direct response and media enterprise based in Century City, California which principally provides direct market services and media buying for our clients and their products and services through television, radio, internet, print and outdoor advertising media. In addition, we organize direct response media campaigns on radio, television and in print and provide assistance in backend marketing and creative production.

About Our Equity Line of Credit Agreement

      We have entered into an equity line of credit agreement with Gazelle and DRH to raise up to $15 million through a series of sales of our common stock to Gazelle and DRH. The dollar amount of each sale is determined by us, subject to a maximum limit based on our common stock's trading volume. A minimum of 13 trading days must occur between sales. In turn, Gazelle and DRH will sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our common stock in their own portfolios. This prospectus covers the resale by Gazelle and DRH of our common stock either in the open market or to other investors.

Additional Shares We Are Registering

      We also are registering for resale:

            Up to xxxxxx shares of our common stock issuable upon the conversion of our Series B Convertible Preferred Stock previously sold in an exempt private offering, and

            xxxxxx shares of our common stock underlying warrants granted to certain persons in consideration for their assistance with the equity line of credit agreement and the sale of our Series B Convertible Preferred Stock.

The Offering

           Common stock outstanding prior to this offering                       158,206,736 shares (1)

           Common stock being offered for resale to the public                   300,000,000 shares (2) (3)

           Common stock outstanding after this offering                          458,206,736 shares (4)

           Percentage of common stock outstanding following this offering
             that shares                                                         xx.x%
             being offered for resale represent

           Price per share to the public                                         No set price; open market transactions will be
                                                                                     at the then-prevailing market price, while
                                                                                     negotiated transactions may be at a price
                                                                                     greater or less than the then-prevailing
                                                                                     market price

           Total proceeds raised by the offering                                 None; however, we will receive up to $15 million
                                                                                     from the equity line of credit agreement and
                                                                                     additional amounts from the exercise of
                                                                                     outstanding warrants

           Use of proceeds                                                       We plan to use the proceeds for general
                                                                                     corporate purposes and possibly for
                                                                                     acquisitions

-----------------

(1) Does not include xxxxxxxxx shares which may be issued to Gazelle and DRH in connection with the equity line of credit agreement. Also does not include xxxxxxxx shares underlying warrants currently outstanding and held by the remaining selling shareholders. Does include xxxxxxxxxxx shares underlying other options and warrants currently outstanding.

(2) Includes (a) up to xxxxxxxxxx shares that may be issued to Gazelle and DRH pursuant to the equity line of credit agreement, (b) xxxxxxxxxx shares that may be issued to certain selling shareholders upon the conversion of our Series B Convertible Preferred Stock, and (c) xxxxxxxxxx share underlying warrants held by certain selling shareholders.

(3) The current number of shares that Gazelle and DRH could receive and resell under the equity line for each sale by us is 150 % of the average daily volume of our common stock over the 40 trading days prior to the notice, multiplied by the purchase price, up to a maximum advance amount of $750,000; this calculates currently to approximately _________ shares per advance. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we may sell to Gazelle and DRH a total of __________ shares of our common stock pursuant to the equity line of credit agreement.

(4) Includes (a) xxxxxxxxxxxx shares that are presently outstanding, (b) up to xxxxxxxxxx shares that may be issued to Gazelle and DRH pursuant to the equity line of credit agreement, (c) xxxxxxxxxx shares that may be issued to certain selling shareholders upon the conversion of our Series B Convertible Preferred Stock, and (d) xxxxxxxxxx share underlying warrants held by certain selling shareholders.

                                  RISK FACTORS

      An investment in the common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently may deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES.

      We reported net losses of $3,990,309 for 2000 and $125,948 for 1999.

IF WE DO NOT OBTAIN ADEQUATE FINANCING TO FUND OUR FUTURE OPERATIONS AND TO EFFECT ACQUISITIONS WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

      Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next two years we will need approximately $______ for acquisitions, working capital and general corporate purposes. This estimate could increase. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next two years may need to come primarily from the proceeds of the equity line of credit agreement. However, our ability to raise funds under the equity line of credit agreement is subject to certain conditions. We anticipate that our future cash requirements may be fulfilled by improved sales of product, the sale of additional equity securities and/or debt financing. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

WE MAY HAVE DIFFICULTY COMPETING IN THE HIGHLY COMPETITIVE MARKETING AND ADVERTISING INDUSTRY.

      The marketing and advertising industry is highly competitive, and we expect it to remain so. Our principal competitors include both large marketing and advertising companies and numerous smaller agencies. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. We compete principally on the basis of the following factors:

      o     creative reputation;

      o     knowledge of media;

      o     geographical coverage and diversity;

      o     relationships with clients;

      o     quality and breadth of services; and

      o     financial controls.

New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and advertising issues faced by clients.

      When we represent a client, we do not necessarily handle all advertising or marketing for that client. In addition, the ability of agencies within marketing and advertising organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Accordingly, our ability to compete for new advertising and marketing assignments may be limited by these conflicts policies.

WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN THE MARKETING AND ADVERTISING INDUSTRY, WHICH IS CYCLICAL.

      The marketing and advertising industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by a downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.


WE ARE DEPENDENT UPON, AND RECEIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUES FROM, A LIMITED NUMBER OF CLIENTS.

      A significant reduction in the marketing and advertising spending by, or the loss of one or more of, our largest clients could weaken our financial condition and cause our business and results of operations to suffer. A relatively small number of clients contribute a significant percentage of our consolidated revenues. Our dependence on revenues from these client accounts may increase in the future as we pursue our strategy of increasing penetration of existing large clients. In addition, clients' conflicts policies typically prohibit us from performing similar services for competing products or companies.

      Our clients may not continue to use our services to the same extent, or at all, in the future. Most of our agreements with clients are cancelable on __ days' notice. In addition, clients generally are able to reduce marketing and advertising spending or cancel projects at any time for any reason.

WE MAY NOT BE ABLE TO ATTRACT NEW CLIENTS FOR OUR MARKETING AND ADVERTISING SERVICES.

      Our success, like the success of other marketing and advertising organizations, depends on our continuing ability to attract and retain clients. Clients may move their advertising and other marketing assignments from agency to agency, or may divide their assignments among two or more agencies, with relative ease. As is typical in the marketing and advertising industry, we have lost or resigned client accounts and assignments for a variety of reasons. We may not be successful in replacing clients or revenues when a client significantly reduces the amount of work given to us.

WE DEPEND ON OUR CEO AND THE LOSS OF HIS SERVICES COULD HARM OUR BUSINESS.

      We place substantial reliance upon the efforts and abilities of Robert Blagman, our Chairman and Chief Executive Officer. The loss of the services of Mr. Blagman could have a material adverse effect on our business, operations, revenues or prospects. We presently have an employment agreement with Mr. Blagman. We have no assurance, however, that upon the expiration of the employment agreement he will remain in our employ. We do not maintain and we do not intend to obtain key man like insurance on the life of Mr. Blagman.

WE HAVE NOT PAID ANY DIVIDENDS SINCE INCEPTION AND HAVE NO CURRENT PLANS TO PAY ANY DIVIDENDS.

      We have never declared or paid any cash dividends on our common stock since our inception. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

THE SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET COULD ADVERSELY AFFECT PREVAILING MARKET PRICES OF OUR COMMON STOCK OR LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

      Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 158,20,736 shares of our common stock issued and outstanding and _________ shares of our common stock are reserved for issuance upon the exercise of outstanding options and warrants.

      No precise prediction can be made of the effect, if any, that market sales of our common stock or the future availability of shares for sale will have on the market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

      As we sell shares of our common stock to Gazelle and DRH pursuant to our put rights and if, and to the extent that Gazelle and DRH sell our common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to exercise our right to put shares to Gazelle and DRH, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by Gazelle and DRH. This may encourage short sales, which could place further downward pressure on the price of our common stock.

THE EXERCISE OF OUR PUT RIGHTS MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS.

      The shares of our common stock issuable upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock and the price of our common stock may decrease which would entitle the selling shareholders to receive a greater number of shares of our common stock upon exercise of our put rights.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

      Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

      a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

      a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities' laws;

      a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;

      a toll-free telephone number for inquiries on disciplinary actions;

      definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

      such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o   the bid and offer quotations for the penny stock;

    o the compensation of the broker-dealer and its salesperson in the transaction;

    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    o month account statements showing the market value of each penny stock held in the customer's account.

      In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock that is subject to the penny stock rules.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.


      Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling shareholders. We may, however, receive up to $15 million in proceeds from the sale of our common stock to Gazelle and DRH pursuant to the equity line of credit agreement, as well as up to $_____ from the exercise of warrants held by certain selling shareholders. If all of the shares of common stock we can sell to Gazelle and DRH are sold, and the warrants are exercised, we estimate that we will receive net proceeds of approximately $__________. Net proceeds are determined after deducting all expenses of the equity line of credit agreement (estimated to be approximately $________) and all expenses of this offering (estimated to be approximately $30,000).

      We intend to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions. No specific acquisitions have been determined at this time.

      Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest bearing investment-grade obligations.


                              SELLING SHAREHOLDERS


      The following table sets forth certain information as of the date of this prospectus, with respect to Gazelle, DRH and the other selling shareholders for whom we are registering shares for resale to the public. The selling shareholders propose selling all of their shares, in which case each would beneficially own no shares after the offering. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.

         David Lee
         Wei Z. Yen
         Gerald Simpson
         Gary Kitchell
         Dr. Michael Jessen
         Dr. David Hungerford
         William Murphy
         David Miller
         Frank Shaffa
         James Ratliff
         Dr. Riyazh Jinnah
         John Martin
         Robert Anoff
         Marvin Strauss
         Chien Chun Chang
         John Diesel
         Tim Borne and Anne Borne J/T
         Lam King Shan
         Peter Che Nan Chen
         May Davis Group
         Martin Schneider

      The securities we issued to the selling shareholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act.

Equity Line of Credit Agreement

      On July 12, 2001, we entered into an equity line of credit agreement with Gazelle and DRH. The equity line of credit agreement entitles us to issue and sell our common stock to Gazelle and DRH for up to an aggregate of $15 million from time to time during a three-year period beginning on the date of the agreement. Each election by us to sell stock to Gazelle and DRH is referred to as a put right. Our obligations under the agreement are subject to approval by our shareholders of the increase in the authorized shares of our common stock pursuant to Nevada corporate law.

      The current number of shares that Gazelle and DRH could receive and resell under the equity line for each of our puts is the lesser of (1) 150% of the aggregate daily reported trading volume of our common stock for the last 40 trading days or (2) the number of shares which would be issued under the agreement for $750,000, which currently calculates to approximately _______ shares. We estimate that we will issue to Gazelle and DRH no more than ___ puts per year. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we will put to Gazelle and DRH a total of ____________ shares of our common stock over the next three years.

      Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of shares of our common stock that may be issued as a consequence of the exercise of our put right. We also must have obtained all material permits and qualifications required by any applicable state for the offer and sale of the shares, or have exemptions from such requirements available, and must have filed with the Securities and Exchange Commission in a timely manner all reports, notices and other documents required of a reporting company. We must also give at least 13 trading days' advance notice to Gazelle and DRH of the date on which we intend to exercise a particular put right and we must indicate the dollar amount of shares of our common stock that we intend to sell to Gazelle and DRH (which may not exceed $750,000). The number of shares of our common stock sold to Gazelle and DRH in a put may not exceed the lesser of 150% of the aggregate daily reported trading volume of our common stock during the 40 trading days after the date of our put notice, or a dollar amount of $750,000.

      For each share of our common stock, Gazelle and DRH will pay us 91% of the lowest closing bid price of our common stock during the ten consecutive trading day period that begins on the first trading day after an advance notice date. However, we will be entitled to an advance only if the closing bid price of our common stock on the closing date is equal to or great than the purchase price.

      Limitations And Conditions Precedent To Our Put Rights. Gazelle and DRH is not required to acquire and pay for any shares of our common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

      o The registration statement registering the resale of our common stock becomes ineffective;

      o We have not obtained all permits and qualifications required by any applicable state in accordance with the registration rights agreement for the offer and sale of the shares, unless there is an available exemption from such requirements;

      o There has been no fundamental change to the information set forth in the registration statement which would require us to file a post-effective amendment to the registration statement;

      o We have not performed or complied in all material respects with all covenants, agreements and conditions required by the equity line of credit agreement and the registration rights agreement;

      o There is no injunction, statute, rule, order, decree or ruling the prohibits or adversely affects the transactions contemplated by the equity line of credit agreement;

      o The trading of our common stock has been suspended by the Securities and Exchange Commission or by the NASD OTC Bulletin Board; or

      o We have knowledge of any event more likely than not to have the effect of causing the registration statement to be suspended or otherwise ineffective.

      Indemnification. We and Gazelle and DRH have agreed to indemnify each other (including our respect officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches the indemnifying party makes in connection with the equity line of agreement agreement, the registration rights agreement, other related agreements, or performance or enforcement of the agreements.

Additional Securities Being Registered

      On July __, 2001, we entered into a securities purchase agreement with certain of the selling shareholders pursuant to which we issued 100 shares of our Series B Convertible Preferred Stock for an aggregate purchase price of $1,000,000. The Series B Convertible Preferred Stock is convertible into an aggregate of ________ shares of our common stock.

      On July __, 2001, we granted a warrant to purchase up to ______ shares of our common stock at an exercise price of $___ per share to certain selling shareholders in partial consideration for their assistance in connection with the equity line of credit agreement and the securities purchase agreement.


                              PLAN OF DISTRIBUTION

      Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

      The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      Gazelle and DRH each is, and each remaining selling shareholder and any broker-dealer that assists in the sale of our common stock may be deemed to be, an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

      Because Gazelle and DRH each is, and each remaining selling shareholder may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

      We have informed Gazelle and DRH that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to their sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

      Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

      Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

      The selling shareholders, other than Gazelle and DRH, also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Gazelle and DRH may not rely upon Rule 144 since Gazelle and DRH each is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

      Gazelle and DRH and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.


                                   MANAGEMENT

The following table sets forth certain information with respect to our directors and executive officers:

Name                           Age       Position
----                           ---       --------
Robert Blagman(1)              45        Chairman of the Board, CEO and Financial Officer

Andy Given                     42        Director

Walter Lubars(2)               69        Director

Jeff Wald(2)                   49        Director

Executive Compensation

      The following table sets forth for 2000 each component of compensation paid or awarded to, or earned by, our executive officers. There were no other persons who were serving as executive officers as of December 31, 2000.

Name And Principal Position(1)              Year      Salary             Bonus       Annual Compensation   Options/Sars(#)
------------------------------                        ------          ----------     -------------------   ---------------
Robert Blagman, Chief Executive Officer     2000      $240,000(2)     $150,000(2)      $286,500(3)
                                            1999      $142,700

Leslie Blagman, Former Chief Operating      2000      $135,000(2)     $116,667(2)      $150,000(3)          50,000(4)
  Officer                                   1999      $136,000

(1) Robert Blagman and Leslie Blagman became Chief Executive Officer and Chief Operating Officer, respectively, of our company in August 1999 in connection with a transaction with Unisat, Inc. Prior to that date, they served in similar capacities for the operating subsidiary formed in January 1999. The compensation reflected is for payments received from that predecessor as well as our company. Leslie Blagman resigned as our Chief Operating Officer in 2001.

(2) Includes $55,000 and $34,000 of 2000 compensation which Robert and Leslie Blagman, respectively, have deferred under their employment agreements dated January 1, 2000. During 2001, the Blagmans are continuing to defer receipt of compensation due to them under their employment agreements. . Excludes a loan of $75,000 to the Blagmans in 2000, which was repaid in 2001 with interest at 8% per annum. In addition, on December 31, 2000, the Company had a receivable of $45,488 from Robert Blagman for advances which have been recorded as a loan.

(3) The other compensation consists of common shares issued to the Blagmans, all of which were valued at $1.00 per share, the closing market price on the date of issuance. Robert Blagman received 286,500 common shares and Leslie Blagman received 150,000 common shares.

(4) Reflects options to acquire 50,000 common shares granted on July 14, 2000 to all Board members, other than Robert Blagman, and to Leslie Blagman as Secretary to the Board. The options are fully vested and exercisable until July 2005 at $0.25 per share.


 Option/SAR Grants in Last Fiscal Year

      The following table sets forth stock options granted by us during the last fiscal year.

(Individual Grants)

                     Number of Securities    Percent Of Total Options/Sars
                     Underlying Options      Granted To All Employees in
                     Granted                 Fiscal Year                        Price($/Sh)   Expiration Date
                     --------------------    -----------------------------      -----------   ---------------
Leslie Blagman(1)    50,000                         20%(2)                      $0.25         7/14/05

(1) In January 2001, Leslie Blagman received 100,000 options exercisable at $0.09 per share and expiring on January 23, 2006.

(2) This percentage is based on the total options granted through the last fiscal year; it is not based on the total options granted through January 31, 2001.

There were no option exercises in 2000.

Employment Agreements

      On January 1, 2001, we entered into employment agreements with Robert Blagman, our Chief Executive Officer and Leslie Blagman, then our Chief Operating Officer, for five and three years, respectively. The employment agreements call for a base salary, after annual incremental increases, ranging from $240,000 to $420,000 for the Chief Executive Officer and ranging from $135,000 to $180,000 for the Chief Operating Officer. The agreements also call for signing bonuses of $750,000 for the Chief Executive Officer and $350,000 for the Chief Operating Officer to be paid in equal monthly payments over the term of their respective employment agreements. For the year ended December 31, 2000, we recorded expenses related to these agreements in the aggregate of $641,677, of which $355,667 has been accrued and is included in accounts payable and accrued expenses at December 31, 2000. In 2001, Leslie Blagman resigned as our Chief Operating Officer.

                                    BUSINESS

      Blagman Media International, Inc. is a Nevada corporation, which is the successor to an enterprise founded in 1962. We are a successor to a sole proprietorship founded by Robert Blagman. We are a direct marketing, direct response and media enterprise based in Century City, California which principally provides direct market services and media buying for our clients and their products and services through television, radio, Internet, print and outdoor advertising media. In addition, we organize direct response media campaigns on radio, television and in print and provide assistance in backend marketing and creative production.

      We began operations in 1994 as a sole proprietorship. On August 2, 1999, we completed a reverse acquisition with Unisat, Inc., an inactive, public non-reporting company, founded in 1962 and formerly known as Combined Companies, Inc. On the same date, Unisat, Inc. changed its name to Blagman Media International, Inc. The transaction was structured as a share exchange, in which Robert Blagman exchanged all of his shares in the privately held the Company for 8,200,000 common shares of Unisat, Inc. In April 2000, we entered into a share exchange agreement with MNS Eagle Equity Group I, an inactive, reporting Nevada corporation, which resulted in our becoming the parent entity.

      The primary purpose of these transactions was to give us access to a public market, to create a new corporate vehicle with which to build a more expansive media-buying infrastructure, and thereby allow us to leverage our direct marketing and direct response efforts. Currently, we are actively pursuing acquisitions and strategic relationships in order to create a "network" of alliance partners that will have the capacity to deliver a broader range services in a more cost-efficient manner. Our first significant transaction currently is expected to be the acquisition of Century Media, Inc., a Santa Monica based advertising agency. We have entered into a definitive agreement to acquire all outstanding stock of Century in a transaction expected to close, assuming we obtain the required funding and all other closing requirements are met, later this year. We are also pursuing other possible acquisitions and strategic arrangements.

      During 2000, in addition to considering merger and acquisition opportunities for consolidation and industry growth, we considered establishing an immediate expansion in the television production field. At the same time we focused on our core competencies by making quantitative media buys and in assisting our clients in implementing traditional radio, television and out of home media strategies. Given the general uncertainties in Internet advertising and Internet business models that developed in late 2000, and which continue, we plan to monitor the use and styles of Internet advertising. In this way, we can assess the opportunities available to us in Internet advertising while not making any firm financial commitments to an Internet strategy.

Overview

      Our principal business is media buying, with a specific focus on direct marketing and direct response advertising. Direct marketing is any communication or advertisement to a consumer or business that is designed to generate a direct interest in the form of an order for a specific product of service, a request for information, or a visit to a place of business with a predetermined demographic audience. Direct marketing efforts generally attract the response by offering an incentive to the targeted audience through a broad range of media vehicles including catalogs, bill inserts, coupon mailings, telemarketing, events, and traditional direct mail. Direct marketing is intended to gain consumer interest and awareness and produce sales over a period of time through a response to the materials or the broadcast but, generally, direct marketing does not solicit an immediate response or purchase. The Company's revenues for direct marketing services are generated from media commissions which are paid in advance to us as media is placed and purchased and from fees for direct services to the client.

      In contrast, direct response utilizes direct marketing's array of media vehicles, but also targets a non-specific demographic audience through media time available as "remnants" or "surplus" after normal network and prime advertising has been purchased. At times of "general advertiser" recession (which exists in the first quarter of 2001) the direct response industry can flourish due to an excess of media inventory. Direct response's main purpose is to reach an audience and generate an immediate profitable transaction. Direct response firms handle all aspects of a media campaign by merging the roles of product developer, marketer, and merchant. They often receive a percentage of sales revenues, as well as fees based on time purchased or actual services rendered. While direct response media buys and programming can be either long form (more than 2 minutes and generally 30 minutes in length) or short form (generally 30 to 120 seconds in length), the most commonly recognized direct response format is the "infomercial," a 30 minute television program demonstrating a product, providing testimonials, offering additional tie-in merchandise and motivating the audience to order the product while they are watching.

      To date, our major focus has been on direct marketing services. According to the Direct Marketing Association (DMA), overall sales through direct marketing (during 2000) in the United States were approximately $1.5 trillion and are expected to continue to increase. The proliferation of cable, network and non-network television, Internet and radio has made traditional media choices less effective and audiences harder to reach. This proliferation has increased the obstacles to reaching a mass audience in traditional media formats and increased the cost of capturing a consumer's attention. In contrast to traditional general media marketing, the results of a direct marketing or a direct response campaign are easily quantifiable since any responses are the direct result of the marketing dollars used to generate them. Clients utilizing direct marketing and direct response campaigns have immediate feedback on whether or not their advertising has effectively translated to sales or revenues.

      The direct marketing system requires advertisers to focus on the most effective time and media slots for the product. As a result, media buying has become more precise and agencies have tended to specialize. We believe that there is a need to reverse the fragmentation through consolidation so clients can benefit from broader marketing, increased buying power and the economies of scale. The following chart compares the characteristics of traditional advertising with the direct marketing and direct response approaches:

            General Advertising vs. Direct Market And Direct Response
        ----------------------------------------------------------------

 Advertising                                        Direct Market And Direct Response
------------------------------------------          ---------------------------------
Purpose is to create positive awareness             Purpose is create instant sale or inquiry product or service.
for product of service.


Builds awareness for a sale at some other           Makes a sale or contact now, directly with
time and place, under the buyer's control.          the customer, at a time a time and place
                                                    under the seller's control.

Transitive communication. Information               Interactive. Seller tests and receives
flows from the advertiser to the prospect.          information from the prospect.

Sells products.                                     Sells offers.

Creates markets.                                    Discovers markets.

Seeks to influence behavior.                        Seeks to model or repeat behavior.

Creates sales.                                      Creates customers.

Vaguely measurable, usually in terms of             Fully accountable. Every response is "market share."
measured (cost/order, cost/lead, etc.).

      If advertising is an "art," direct mail and direct response are a "science" because variables are documented, tested, and turned into constants, which are "replicated" in further "scientific experiments" to achieve the same or better results. Direct response employs a range of strategies and techniques and tests them in various combinations to achieve maximum marketing results at lowest cost.

      During 2001 and 2002, we plan to grow through the acquisitions of complementary firms serving niche direct marketing and direct response markets, to continue to build on our established network of alliances and to develop depth in our database management, expansion marketing, production services, and corporate reinvestment strategies. To enhance sales and marketing results, we currently perform in-house research and conduct selective competitive intelligence on consumer and customer trends. Through strategic acquisitions and alliances, we expect to have access to broad demographic data on consumers and their purchasing habits.

Revenue Sources

      The Company currently generates approximately 75% of its total revenues from direct marketing media commissions of which approximately 18% is from radio, 72% is from television and 10% is from print and outdoor advertising and other advertising avenues. Frequently, these commissions are earned and split with other media or advertising agencies. The remaining 25% in revenues represents fees for service contracts and commissions where the Company represents its advertising clients for exclusive placement of services covering productions, advertising, marketing/media, telemarketing and fulfillment activities. These services generally include a monthly fee for developing and advising on the complete marketing strategy and tactics, and related market research to establish the target identity and demographic for TV, radio and outdoor placements and a commission on the actual production series. Consistent with industry practice, we approve the media purchase orders, receive full payment from the client before the media airs and remit the media payments after deducting commissions and the media charges as they are billed to us.

Competition

      We compete with much larger advertising agencies that have greater financial and personnel resources to service their accounts. We seek to meet the competitive challenges these larger agencies pose through research, selective competitive intelligence on consumer and customer trends, use of our growing database on what motivates people to buy, and the quality and reliability in executing our client's direct response targeted programs. In addition, our boutique size, ability to offer advanced client services and personal attention allows the Company to differentiate itself from many competitors. During 2000, some of our clients could also be considered competitors, to the extent they did not outsource the advertising and direct marketing services to us, and the larger worldwide direct marketing and direct response entities. Our main competitors are Hawthorne Media, Century Media, Mercury Media and Fredrickson Television.

Dependence on Limited Clients

      During 1999, we had one major customer, representing approximately 51% of our revenues for the year ending December 31, 1999. Sixteen other customers represented the balance of our 1999 revenues. That principal client was acquired in 1999 and in the acquisition, the acquiring company eliminated the direct marketing and direct response strategies after our contract was completed in 2000. During 2000, we focused on obtaining new business to offset this loss and as of December 31, 2000, we had 11 active clients, four of which collectively accounted for more than 27% of revenues.

      Our principal clients have included Eastman Kodak, Dodge-Chrysler, Black and Decker, One World Live, Emson, Liberty Medical, Greenpeace, the Red Skelton Estate and Amnesty International. The Company's experience with well respected, nonprofit agencies is helping to enhance the market perception of the long form infomercial industry by shifting the focus of this medium toward a higher quality and more respected products and companies. Currently our client list includes Greenpeace, Amnesty International, North Shore Animal League of America, MetRx, the Red Skelton estate, Veterinary Pet Insurance, Aussi Nads, BrushMate and Synergy Inc.

Alliances

      We originally expanded our market presence through alliances with larger enterprises and associations where our particular expertise is valuable and our ability, as a smaller entity, to respond quickly in a flexible manner allows the larger organization to enhance its marketing and advertising services. Currently, our main alliance is with Eicoff Infomercial. Eicoff Informercial is engaged in direct response long form media buying in association with Eicoff & Company, a subsidiary of Ogilvy & Mather. Eicoff Infomercial purchases all long form media for Eicoff & Company, and the Company has an exclusive, verbal agreement to place this media. Eicoff & Company is the oldest, largest, and one of the most successful direct marketing firms in the country, and the number one short form-advertising agency in the world with billings exceeding $150 million. Al Eicoff, the company's founder, is considered the "father of the direct response industry."

Intellectual Property

      We have no patents, trademarks, licenses or any other intangible assets that would impact its value or earnings.

Research And Development Of Advertising Activities

      We estimate that we spend approximately 38% of our time on research and development activities related to marketing strategies or techniques. We believe research on consumer trends is one of our competitive advantages.

Environmental Regulation

      The cost and effects of compliance with environmental laws for federal, state or local governments are inconsequential.

Employees

      As of December 31, 2000, we had 6 full-time employees, in marketing and sales and in operations and general management. None of the employees is a member of any union or collective bargaining organization. We consider our relationship with our employees to be excellent. A significant portion of our public relations and marketing is performed by independent contractors from whom we expect to acquire new customer billings. As of December 31, 2000, we also had 5 independent contractors concentrating primarily on marketing and public relations to improve our visibility in branding its names and services. All of these sales and marketing representatives work on a month-to-month, commission basis.

Properties

      Our executive office is located in Los Angeles, California where we occupy approximately 3,725-square feet with an annual rent of approximately $91,848. The lease term on the space commenced on February 29, 2000 and continues through April 30, 2003.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

General

      Blagman Media International, Inc. (established in 1994) ("the Company") was incorporated on January 29, 1999 as a successor to a sole proprietorship. The Company is a global direct response marketing and advertising agency that produces response-driven infomercials, and provides product placement, media buying, medical marketing, production and syndication of television programming, and other associated transactional media business products.

      On August 2, 1999, the Company completed a reverse acquisition with Unisat, Inc., an inactive, public non-reporting company, founded in 1962 and formerly known as Combined Companies, Inc. On the same date, Unisat, Inc. changed its name to Blagman Media International, Inc. The transaction was structured as a share exchange, in which Robert Blagman exchanged all of his shares in Blagman Media International, Inc., a privately-held entity with the same name owned by Robert Blagman for 8,200,000 common shares of Unisat, Inc. In April 2000, the Company entered into a share exchange agreement with MNS Eagle Equity Group I ("MNS"), an inactive, reporting Nevada corporation, which resulted in the Company becoming the parent entity. After the filing of a Report on Form 8-K, the Company became the successor reporting entity. References in this 10-QSB to the Company refer to both of the Blagman entities and to MNS Eagle Equity Group I, the other wholly-owned subsidiary of the Company. The corporate relationships are the result of transactions in 1999 and 2000, through which the Company became the reporting, trading, development stage Nevada corporation with shares publicly traded on the NASDAQ Bulletin Board Exchange.

Three Months Ended June 30, 2001 Compared To Three Months Ended June 30, 2000
-----------------------------------------------------------------------------

      Net Revenues (principally from advertising placements, commissions and revenue sharing arrangements) for the three month period ended June 30, 2001 decreased to $63,357 from $258,101 (75%). For the three and six month periods ended June 30, 2000, the Company previously reported as net revenues and as the cost of those revenues, the gross advertising placed for clients of the Company, as well as the associated media costs. To accommodate accounting pronouncements, for the six months and three months ended June 30, 2001, the Company has reported only the net revenues, which consist of the commissions and margins due to it rather than the entire advertising placements. It has also restated the same categories for June 30, 2000. For comparison, the net revenues retained by the Company (and properly reported under applicable accounting pronouncements) were $192,594 and $63,357 for the six and three month periods ended June 30, 2001, respectively, compared to $239,940 and $258,101 for the same periods in 2000. This amount resulted in a decrease in gross profits from $257,301 for the three months ended June 30, 2000 to $63,177 (75%) for the three months ended 2001. The reduction was principally the result of the loss of a major insurance company account, which had accounted for advertising placements of more than $4,000,000 for the Company, when that insurer was acquired by another insurer which then ceased all advertising efforts. The acquisition occurred in late 1999 but the change in advertising policy fully impacted the Company commencing in the second quarter of 2000. The changes in gross profit were consistent with the restated revenues. As noted above, the Statements of Operations for the three and six month periods ended June 30, 2000 have been restated to reflect the amount of revenues retained and to be reported by the Company under applicable accounting pronouncements. Gross profits for the six months ended June 30, 2001 was $188,043 compared to $243,004, a 23% decrease before commissions of $87,435 and $84,361 in the same periods.

      The decrease in revenues and a decrease in total operating expenses from $1,878,741 during the three months ended June 30, 2000 to $1,635,890 or a $242,851 (13%) decrease for the three months ended June 30, 2001 and resulted in operating losses (before other expenses of $179,343 in 2000) of $1,621,440 in 2000 compared to operating losses of $1,572,713 for the three month period in 2001 or a 3% improvement in operating results. During the six months ended June 30, 2001, the Company issued 68,604,000 common shares as compensation to consultants and for future and current services. Under GAAP, the Company is required to record the current portion of these amounts or $1,255,674 as a compensation expense based on the market price of the Company's shares on the date of issuance, even though no cash payments were made. As a result, the Company recorded $1,255,674 in additional compensation and consulting fees ("Non-Cash Compensation").

The level of operating costs reflects, in part, the Company's status as a public entity and the legal, accounting and other costs incurred when the Company was pursuing acquisition and merger transactions during 2000 and 2001. These transactions have not been consummated to date but the Company is responsible for the costs incurred. Travel, entertainment and other general and administrative expenses during the three month period ended June 30, 2001 remained relatively consistent except the Company reduced its travel and entertainment costs by $90,409 for the six months ended June 30, 2001 as compared to the same period in 2000. In addition, the Company decreased aggregate officer compensation from $512,000 to $179,167 (65%) during the three months ended June 30, 2001. Management has been focused on aligning its operating overhead with its revenues and in obtaining working capital through loans and other arrangements which it believes will position the Company for internal growth and allow it to focus on an increased client base and expanded business operations.

      Cost Of Revenues

      Cost of revenues before commissions generally are non-material cost to the Company and principally consist of production costs that are not funded by clients. The costs were $180 for the three months ended June 30, 2001 compared to $800 in 2000. Media acquisition and airtime costs are not reflected as revenues in the current period and have been restated for the prior periods to eliminate the costs and to record as revenues only the commissions and margins being retained by the Company but before commissions payable to co-agents. The Company intends to report only its internal margins and commissions (before any payments to co-agents) during future periods and to comment with respect to media costs since, as a general matter, the Company incurs media costs in direct proportion to operating revenues. For the six months ended June 30, 2000, the cost of revenues, net of media costs, increased from ($3,064) to $4,551 representing an increase of $7,615 (249%).

      General And Administrative Expenses

      Total general and administrative expenses decreased from $1,878,741 to $1,635,890 (13%) for the three month period ended June 30, 2001 and increased from $2,248,417 to $2,426,121 (8%) for the six months ended June 30, 2000 and 2001 respectively. The increase consisted of the $1,360,899 of Non-Cash Compensation in 2001 compared to $1,311,500 of Non-Cash Compensation for the first six months of 2000, offset by decreases in officers compensation and travel and advertising costs and the fact that the other costs remained at levels consistent with 2000. The Non-Cash Compensation amount is not expected to be a recurring item. The Company anticipates that the other increases will moderate in future periods as management gains experience overseeing a publicly held enterprise and is able to manage and predict those costs and needs more effectively.

      Interest Expense And Outstanding Loans

      Interest expense in the three month periods was not a significant item and increased from $2,402 to $10,367. In the six month period ended June 30, 2001, the interest expense increased from $6,441 to $13,666 from the same period in 2000 due to interest on the $445,500 loans and short term financing costs incurred on certain payables. Since the Company records revenues as received and generally commits to time expenditures only when there is assurance of payment from its clients, interest costs and advertising revenue adjustments are small. Also, during 2001, as noted above, the Company has restated its revenues to eliminate media costs from its reported revenues. At June 30, 2001, the Company had loans of $124,345 due from shareholders who have deferred salary and have received certain short term advances and had loans of $445,500 due to three unaffiliated parties that have advanced funds on up to five year repayment schedules.

      Subsidiary Acquisition Cost

      In the three months ended June 30, 2000, the Company recorded an expense of $179,220 as the costs related to acquisition of MNS. This amount consists of $100,000 in cash and $79,200 representing the fair value of the 50,000 common shares of the Company exchanged for the MNS shares.

      Liquidity And Capital Resources

      For the six months ended June 30, 2001, compared to December 31, 2000, the Company's available cash decreased from $179,744 to $20,563, but was partly offset by an increase in accounts receivable and other current assets resulting in an overall decrease in current assets from $340,619 to $236,018 (31%) from December 31, 2000 until June 30, 2001. Accounts payable and accrued expenses at June 30, 2001 were $962,490 compared to $463,066 at December 31, 2000, a 108%
increase resulting principally from accrued officer compensation and accrued expenses and other obligations incurred in pursuing possible acquisitions and mergers. Since June 30, 2001, the Company's cash position has improved as it received the remaining proceeds from the $445,000 loans recorded at June 30, 2001 and the net proceeds of $830,000 from a preferred stock offering undertaken in July 2001.

      During the first six months of 2001, the Company has focused on resolving various equity issues, the underlying preferred stock offering, acquiring debt financing, deciding whether to pursue acquisitions and mergers and, principally, on acquiring and servicing new business accounts. Management anticipates that the additional accounts that have been acquired to date and the other new accounts being sought by the Company will replace all, or a substantial portion, of the lost revenues from the loss of the large insurance account and that a significant portion of those revenues will be recognized during the balance of 2001, but there is no assurance that the Company will be successful in fully offsetting the lost account and completing its business plans.

      During the six months ended June 30, 2001, the Company issued 68,604,000 common shares with a fair value of $10,771,049 as Non-Cash Compensation, of which $1,255,674 was charged to operations during the first six months of 2001 and the balance has been deferred based on the service terms under the contracts. These transactions resulted in 94,322,450 common shares outstanding at June 30, 2001 and a total shareholders deficit of $1,280,659 at June 30, 2001 compared to a deficit of $406,990 at December 31, 2000.

      Management is currently pursuing various initiatives to expand the Company's operations internally and through strategic alliances with other industry partners. These endeavors may require additional capital funding which the Company expects to fund, as necessary, from the credit facilities and preferred stock issuances and other financings. The Company intends to focus on operations and new business and clients and these funding sources to meet its operating requirements, to retire the accumulated accounts payable from the acquisition and mergers that are not being pursued at this time and to provide further capital for expansion, acquisitions or strategic alliances with businesses that are complementary to the Company's long term business objectives. While the Company believes that additional capital will be needed to maintain the growth plans of the Company, management believes that the working capital now available to it, its increased client base and funds generated from operations will be sufficient to meet capital requirements for the next 12 months even if substantial additional working capital does not become available.

Three Months Ended March 31, 2001 Compared To Three Months Ended March 31, 2000
-------------------------------------------------------------------------------

      Net Revenues (principally from advertising placements, commissions and revenue sharing arrangements) for the three month period ended March 31, 2001 as compared to the same period in 2000 increased from a negative $18,161 to $129,236 (812%). The increase is due to the additional media placements of two clients and reflects normal business activity.

      The increase in total operating expenses of $420,824 (114%) consisting principally of professional fees incurred in connection with proposed acquisitions and public company reporting, officers' compensation incurred (but not paid), travel, entertainment and other operating costs from $369,676 during the three months ended March 31, 2000 to $790,500 for the three months ended March 31, 2001 resulted in a loss (before other expenses of $3,127 in 2000 and of $1,635 in 2001) of $665,635 in operating loss in 2001 compared to $383,973 for the three month period in 2000 or a 128% increase in operating losses. During the three months ended March 31, 2001, the Company issued 2,815,000 common shares valued at $185,225 as compensation for prior services to various consultants and professionals. Under GAAP, the Company is required to record these amounts as a compensation expense based on the market price of the Company's shares on the date of issuance, even though no cash payments were made. As a result, the Company recorded $185,225 in non-cash compensation, which has been reflected as a portion of both the Professional and Consulting Fees and Other General and Administrative Expenses (collectively, "Non-Cash Compensation").

           The increase in operating costs also resulted from the Company's status as a public entity and the substantial professional fees and related travel and other expenses incurred in connection with the negotiations and documentation for prospective acquisitions. While certain public company costs have been moderated, the burden of public company status continues to require major commitments of time, energy and resources of the Company's very limited management team and, to some extent, the public company requirements have pre-empted the core business of the Company because executives were required to devote a substantial portion of their time to the public aspects of the Company rather than to day-to-day sales and marketing activities for the Company. As predicted in prior reports, the increased use of the computer tracking system and technology systems, by management's increased experience with public company status which has allowed them to redirect more of their efforts to day-to-day operating activities and the retention of professionals familiar with public company requirements generally have mitigated these issues. Also, management believes that it has primarily addressed the cumulative effects of the direct and indirect Non-Cash Compensation and other equity commitments and dilution matters which arose from the Unistat and MNS transactions and from the Company's early experiences as a public entity and from deferrals of cash compensation by officers and consultants. During this quarter, the Company devoted a substantial portion of its time to pursuing the possible transactions in which it would have acquired the interests in Century Media International, Inc. ("Century") and Mercury Media, Inc. ("Mercury"). As indicated in the press release dated August, 2001, the Company has announced that the Century transaction is not being concluded in a two step process. The Company believes that properly-structured industry consolidations are likely to occur and that the Company needs to pursue transactions that offer appropriate consolidation opportunities in the direct marketing and direct response sectors.

      Cost of Revenues

      Cost of revenues (principally consisting of media acquisition and airtime costs accrued in the period) for the three months ended March 31, 2001 increased from negative $3,864 to $4,371. As a general matter, the Company incurs media costs in direct proportion to operating revenues and, therefore, the increase in costs was principally related to the increase in advertising revenues. Gross profit increased from a loss of $14,297 for the three months ended March 31, 2000 to a profit of $124,865 for the three months ended March 31, 2001.

      General and Administrative Expenses

      Total general and administrative expenses increased from $369,676 to $790,500 (114%) for the three month period ended March 31, 2001. The increase consisted principally of professional fees incurred for the proposed acquisition, the additional accrued salaries and travel and entertainment during the period (although substantial salaries and professional fees have not been paid). In fact, as of March 31, 2001, actual compensation paid in cash to officers was $31,000 and total accrued and unpaid fees to officers were $148,167. Expenditures increased in each category to accommodate the public company requirements and the expanded staffing and overhead costs to accommodate the public status and the sales and advertising personnel added when certain executives shifted a portion of their efforts from sales and marketing to public company matters, all of which were partially offset by the savings from computer tracking. The Company anticipates that the other increases will moderate in future periods as management gains experience overseeing a publicly held enterprise and is able to manage and predict those costs and needs more effectively.

      Interest Expense and Outstanding Loans

      Net interest expense after interest income in the three month periods was not a significant item and decreased from $3,127 to $1,635 (48%). Since the Company records revenues as received and generally commits to time expenditures only when there is assurance of payment from its clients, interest costs and advertising revenue adjustments are small. At March 31, 2001, the Company had loans of $124,345 due from shareholders who have deferred salary and have received certain short-term advances, and taken advances from the Company.

      Liquidity and Capital Resources

      For the three months ended March 31, 2001, compared to December 31, 2000, the Company's available cash decreased from $179,744 to $16,755 (91%) and current assets decreased from $340,169 to $200,329 (41%) from December 31, 2000 to March 31, 2001. However, the accounts payable and accrued expenses at March 31, 2001 was $919,399 compared to $463,066 at December 31, 2000, a 99% increase due to renegotiation of a new office lease and a new copier lease and accrued professional fees. At March 31, 2001, media cost refunds payable had decreased to $8,598 from $33,287 in December 31, 2000 due to improved media practices. Those shifts in accounts receivable and accounts payable were the result of the impact of the loss of the large insurance company account, the initial impact from new accounts and improved internal controls. Management anticipates that additional accounts now being acquired by the Company will replace all, or a substantial portion, of the lost revenues from the insurance account and that a significant portion of those revenues will be recognized during the balance of 2001, but there is no assurance that the Company will be successful in fully offsetting the lost account.

      Management is currently pursuing various initiatives to expand the Company's operations internally and through strategic alliances or acquisitions with other industry partners. These endeavors will require additional capital funding which the Company hopes to raise through debt or equity financing arrangements, if appropriate financing is available, on reasonable and accepted terms.

      The Company is actively seeking additional working capital to meet its operating requirements and to provide further capital for expansion, acquisitions or strategic alliances with businesses that are complementary to the Company's long term business objectives. While the Company believes that additional capital will be needed to maintain the growth plans of the Company, management believes that the working capital now available to it along with funds generated from operations should be sufficient to meet capital requirements for the next 12 months even if substantial additional working capital does not become available. However, there is no assurance that these prospects will be realized and the Company therefore is operating subject to concerns about its future viability.

      New Accounting Pronouncements

      The Financial Accounting Standards Board has adopted several notices with regard to the treatment of interim financial statements. These issues are presented in the Company's interim financial statements. As discussed in the notes to the interim financial statements, the implementation of these new pronouncements is not expected to have a material effect on the financial statements.

Year Ended December 31, 2000 Compared To The Year Ended December 31, 1999

      Net Revenues (principally from advertising placements, commissions and revenue sharing arrangements) for the year ended December 31, 2000 as compared to the year ended December 31, 1999 decreased from $3,182,099 to $1,876,056 (41%). The reduction was principally the result of the loss of a major insurance company account, which had accounted for advertising placements of more than $4,000,000 for the Company, when that insurer was acquired by another insurer which then ceased all advertising efforts. The acquisition occurred in late 1999 but the change in advertising policy fully impacted the Company's revenues commencing in the second quarter of 2000. The decrease in revenues between the two years of $1,306,043 (41%) was reflected in gross profits, which decreased from $638,858 in 1999 to $468,405 in 2000, reflecting a decrease of $170,453
(26%). The gross profit margins reflect both the changes in revenues, since the nature of the Company's business provides margins which tend to be proportionate to its revenues, and the improved operating results because of efficiencies from the use of computer tracking systems which began to be reflected during the third quarter of 2000.

      The decrease in revenues as well as a $3,520,272 (465%) increase in total operating expenses (consisting principally of the $2,209,523 in Non-Cash Compensation described below) from $755,464 in 1999 to $4,275,736 in 2000 resulted in a loss (before other expenses of $182,979) in 2000 of $3,807,330 compared to operating losses of $116,606 for 1999 or a 3165% increase in operating losses. During 2000, the Company issued 4,583,577 common shares as compensation for services to various consultants and professionals. Under GAAP, the Company is required to record these amounts as a compensation expense based on the market price of the Company's shares on the date of issuance, even though no cash payments were made. As a result, the Company recorded $2,209,523 in non-cash compensation, which has been reflected as a portion of both the Professional and Consulting Fees and Other General and Administrative Expenses (collectively "Non-Cash Compensation").

      The increase in operating costs also resulted from the Company's status as a public entity which accounted for a $589,002 increase in cash and non-cash amounts for professional fees and a $163,222 aggregate increase in other cash general and administrative expenses during 2000 as compared to 1999. In addition, the Company experienced aggregate increases from $799,467 (286%) compensation to officers and in other compensation related costs, rents, advertising and related items, principally in connection with the expanded operating requirements and the need for some additional operating staff since certain executives were required to devote a substantial portion of their time to the public aspects of the Company rather than to day-to-day sales and marketing activities for the Company. The increases experienced over 1999 was partially offset by the increased use of the computer tracking system and technology systems, by management's increased experience with public company status which has allowed more focus on day-to-day operating activities and the retention of professionals familiar with public company requirements generally. Also, management believes that it has now addressed the principal effects of the direct and indirect Non-Cash Compensation and other equity commitments and dilution matters which arose from the Unisat and NMS transactions, from the Company's early experiences as a public entity and from deferrals of cash compensation by officers and consultants.

      Cost of Revenues

      Cost of revenues (principally consisting of media acquisition and airtime costs) for 2000 decreased from $2,543,241 in 2000 to $1,407,655 in 1999 representing a decrease of $1,135,590 (45%) primarily due to the impact of the loss of the large insurance company account, partially offset by the improved efficiencies realized from the integration of the computer tracking systems. As a general matter, the Company incurs media costs in direct proportion to operating revenues and, therefore, the 45% decrease in costs was principally related to the 41% decrease in advertising revenues.

      General and Administrative Expenses

      Total general and administrative expenses increased from $755,464 to $4,275,736 (465%) for 2000 as compared to 1999. The increase consisted principally of the $2,209,523 of Non-Cash Compensation and the increase in professional fees from $28,809 to $617,811 for 1999 and 2000 respectively. Cash expenditures increased in each category to accommodate the public company requirements and the expanded staffing and overhead costs to accommodate the public status and the sales and advertising personnel added when certain executives shifted a portion of their efforts from sales and marketing to public company matters, all of which were partially offset by the savings from computer tracking and reduced travel and entertainment costs. The Non-Cash Compensation amount which was reflected in 2000 is not expected to be a recurring item in future periods because obligations from the prior entities and other commitments have generally been satisfied. The Company anticipates that the other increases will moderate in future periods as management gains experience overseeing a publicly held enterprise and is able to manage and predict those costs and needs more effectively.

      Interest Expense and Outstanding Loans

      Interest expense was not a significant item in 1999 or 2000 and increased from $10,812 in 1999 to $11,613 (.7%) in 2000. Since the Company records revenues as received and generally commits to time expenditures only when there is assurance of payment from its clients, interest costs and advertising revenue adjustments are small. At December 31, 2000, the Company had loans of

$120,448 due from shareholders who have deferred salary and have received certain short term advances, and taken advances from the Company, all or a portion of which are being converted to compensation expense when employment agreements are finalized. In February 2001, $75,000 in shareholder loans were repaid.

      Liquidity and Capital Resources

      For the year ended December 31, 2000, compared to December 31, 1999, the increase in cash to $179,744 was offset by a reduction from $479,054 to $15,569 in accounts receivable resulting in a decrease in current assets from $519,920 to $340,619 (34%) from December 31, 1999 until December 31, 2000. However, the accounts payable at December 31, 2000 was $460,587 compared to $463,066 at December 31, 1999, a 0.5% increase. Those shifts in accounts receivable and accounts payable were the result of the impact of the loss of the large insurance company account, the initial impact from new accounts and improved internal controls. Management anticipates that additional accounts now being acquired by the Company will replace all, or a substantial portion, of the lost revenues from the insurance account. A portion of those revenues was recognized during late 2000 and further increases should be reported in 2001, but there is no assurance that the Company will be successful in fully offsetting the lost account.

      During 2000, the Company issued 10,333,577 common shares of which 5,239,500 were issued for new capital, 50,000 were issued in connection with the MNS transaction, 460,500 were issued for debt and 4,583,577 common shares were issued as Non-Cash Compensation. These transactions resulted in 22,403,500 common shares outstanding at December 31, 2000. During 2000, the Company received additional paid-in capital of $3,951,540, consisting of the cash proceeds of the sale of additional common shares. These funds, along with the Non-Cash Compensation and the MNS transaction, resulted in a total shareholders deficit of $406,990 at December 31, 2000 compared to a deficit of $138,590 at December 31, 1999. The additional capital was applied to meet working capital requirements.

      Management is currently pursuing various initiatives to expand the Company's operations internally and through strategic alliances or acquisitions with other industry partners. These endeavors will require additional capital funding which the Company hopes to raise through debt or equity financing arrangements, if appropriate financing is available, on reasonable and accepted terms. Century Media of Santa Monica is a leading direct response agency that has entered into an agreement for full acquisition by the Company.

      The Company intends to continue to seek additional working capital to meet its operating requirements and to provide further capital for expansion, acquisitions or strategic alliances with businesses that are complementary to the Company's long term business objectives. Additional capital will be needed to maintain the growth plans of the Company and to complete the transaction with Century Media and in other possible acquisitions. If substantial additional working capital does not become available, management believes that the working capital now available to it along with funds generated from operations will be sufficient to meet essential capital requirements for the next 12 months but will not support growth. However, the Company currently has a significant deficit. As a result, the Company's financial statements for the period ended December 31, 2000 have been prepared on a going concern basis which contemplated the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,990,309 for the year ended December 31, 2000, and has a working capital deficiency of $483,183 and a stockholders deficiency at December 31, 2000 may not enable it to meet such objectives as presently structured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      New Financial Pronouncements

      The Financial Accounting Standards Board has adopted several notices with regard to the treatment of interim financial statements. These issues are presented in the Company's interim financial statements. As discussed in the notes to the interim financial statements, the implementation of these new pronouncements is not expected to have a material effect on the financial statements.

Forward-Looking Statements

      Except for historical information contained herein, the matters discussed in this filing are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices and other factors discussed in prospectus.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In addition to the grants of options and the loans to the Blagmans described under "Business -- Executive Compensation," the following related-party transactions were undertaken in 2000:

      Joseph Lynch, consultant to the Company, received 450,000 Common Shares of the Company on June 2, 2000 (valued at $450,000 on the date of grant) and 100,000 Common Shares of the Company on October 10, 2000 (valued at $17,000 on the date of grant). These amounts were recorded as a compensation expense.

      John Smith, then counsel to the Company, received 250,000 Common Shares of the Company on June 2, 2000 (valued at $250,000 on the date of grant). These amounts were recorded as a legal expense.

      Richard Elliott Square, consultant to the Company, received 150,000 Common Shares of the Company on July 14, 2000 (valued at $79,650 on the date of grant) for his services to the Company and Unisat, Inc., the predecessor of the Company. These amounts were recorded as a compensation expense.

      Earl Greenburg, consultant to the Company, received 300,000 Common Shares of the Company on September 25, 2000 (valued at $84,000 on the date of grant). These amounts were recorded as a compensation expense.

      Charles Flynn, consultant to the Company, received 600,000 Common Shares of the Company on December 6, 2000 (valued at $114,000 on the date of grant) for his services to the Company and Unisat, Inc., the predecessor of the Company. These amounts were recorded as a compensation expense.

      Kendra Sturgeon received 75,000 Common Shares of the Company on August 15, 2000 (valued at $28,125 on the date of grant). Chris Kurstin received 37,000 Common Shares of the Company on July 1, 2000 (valued at $23,865 on the date of grant) and 240,000 Common Shares of the Company on October 10, 2000 (valued at $40,800 on the date of grant). FG&P Consulting received 75,000 Common Shares of the Company on September 13, 2000 (valued at $27,750 on the date of grant). These amounts were recorded as a compensation expense.

      George Weiss, an adviser to the Company and a shareholder through a partnership in which he is a general partner, received a grant to purchase 2,000,000 Common Shares of the Company, but the grant expired in 2000 without exercise and therefore, no compensation expense was recorded.


                               MARKET INFORMATION

      Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "BMII.OB." Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions.

      The following table sets forth the high and low bid quotations for our common stock for the fiscal years ended December 31, 2001, 2000 and 1999.

                                            High           Low
                                         Sales Price    Sales Price
                                         -----------    -----------
1999       First Quarter                   $ 4.875        $ 1.125
           Second Quarter                    2.75           0.437
           Third Quarter                     0.625          0.125
           Fourth Quarter                    3.25           0.20


2000       First Quarter                   $ 4.625        $ 1.50
           Second Quarter                    2.625          0.625
           Third Quarter                     0.80           0.19
           Fourth Quarter                    0.30           0.08

2001       First Quarter                   $ xxxx         $ xxx
           Second Quarter                    xxxx           xxx
           Third Quarter (through
                August __, 2001)             xxxx           xxx

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information (except as otherwise indicated by footnote) as to Common Shares owned as of August 20, 2001 or which can be acquired in sixty days, by (i) each person known by management to beneficially own more than five percent (5%) of BMII's outstanding Common Shares, (ii) each of our directors, and officers, (iii) all executive officers and directors as a group. On January 31, 2001 there were 23,238,450 shares outstanding.

Name and address of Beneficial            Amount and Nature of          Percent
         Owner (1)                        Beneficial Ownership (2)      of Class
------------------------------            ------------------------      --------
Robert Blagman (3)                               7,314,000               31.2%
Andrew Given                                                             *
Walter Lubars                                       10,000               *
Jeffrey Wald                                                             *
All directors and executive
  officers as a group (4 persons)                7,324,000               31.2%

* Indicates that the percentage of shares beneficially owned does not exceed one percent (1%) of the class.

(1) Each of the directors and officers named can be reached at our executive offices located at 1901 Avenue of the Stars, Suite 1700, Los Angeles, California, 90067. The persons named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Calculation includes options to purchase 250,000 shares exercisable at $0.09 per share, and expiring on July 14, 2005. These options were granted in July 14, 2001.

(3) Includes 150,000 shares held by Leslie Blagman, the spouse of Robert Blagman, as to which shares Mr. Blagman disclaims any beneficial ownership interest.


                            DESCRIPTION OF SECURITIES

      The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date, our Bylaws, and the Certificate of Designation with respect to the Series B Convertible Preferred Stock. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 per share.

Common Stock

      As of August 20, 2001, a total of 62,000,000 shares of our common stock were issued and outstanding. The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

      After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

      Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock, without any further action by the stockholders. Our board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

      We currently have only one class of preferred stock outstanding, the Series B Convertible Preferred Stock, of which 100 shares are authorized for issuance and all of which are issued. The shares are convertible into our common stock on the basis of 10,000 shares of common stock for each outstanding share of Series B convertible Preferred Stock.

Dividends

      We have not paid any cash dividends to date, and we do not intend to declare any cash dividends on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.


                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

      As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Edward T. Swanson, Esq. located in Santa Monica, California.


                                     EXPERTS

Our financial statements for the period from inception to December 31, 2000, appearing in this prospectus and registration statement have been audited by Weinberg & Company, P.A. and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of an contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

      We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

               BLAGMAN MEDIA INTERNATIONAL, INC. AND SUBSIDIARIES




                         INDEX TO FINANCIAL INFORMATION



         PAGE        INDEPENDENT AUDITORS' REPORT

         PAGE        CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2000 AND 1999

         PAGE CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         PAGE CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         PAGE CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         PAGES       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
   Blagman Media International, Inc.

We have audited the accompanying consolidated balance sheets of Blagman Media International, Inc. and Subsidiaries December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH AUDITING STANDARDS GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDITS TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Blagman Media International, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has a loss from operations of $3,990,309, a working capital deficiency of $483,183, and stockholders' deficiency of $406,990. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 22, 2001

               BLAGMAN MEDIA INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




ASSETS
                                                                                December 31,      December 31,       June 30, 2001
                                                                                    2000              1999            (Unaudited)
                                                                               -------------      ------------       --------------
                  CURRENT ASSETS
   Cash                                                                         $  179,744        $         -         $    20,563
   Accounts receivable                                                              15,569            479,054              22,224
   Other current assets                                                              2,974              1,918              53,500
                 PREPAID INSURANCE                                                  21,884                  -              15,386
         NOTE AND LOAN RECEIVABLE - STOCKHOLDER                                    120,448             38,948             124,345
                                                                               -----------        -----------        ------------
TOTAL CURRENT ASSETS                                                               340,619            519,920             236,018
                                                                               -----------        -----------        ------------
PROPERTY & EQUIPMENT - NET                                                          71,737              6,942              64,153
                                                                               -----------        -----------        ------------
                 OTHER ASSETS
                   DEPOSITS                                                          4,456                  -               4,456
                                                                               -----------        -----------        ------------
               TOTAL OTHER ASSETS                                                    4,456                  -               4,456
                                                                               -----------        -----------        ------------
TOTAL ASSETS                                                                    $  416,812        $   526,862        $    304,627
                                                                                ==========        ===========        ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

                 CURRENT LIABILITIES
          Notes and loans payable -- current portion                            $   77,449         $  80,152           $   50,000
                     Line of credit                                                      -            74,713              110,000
          Accounts payable and accrued expenses                                    463,066           460,587              962,490
               Media cost refunds payable                                           33,287                 -               17,296
                    Deferred revenue                                               250,000                 -              110,000
                                                                               -----------        -----------        ------------
                 Total Current Liabilities                                         823,802           615,452            1,139,786

                LONG-TERM LIABILITIES                                                                                     445,500
                 Notes and loans payable                                                 -            50,000
                                                                               -----------        -----------        ------------
                                                                                                                        1,585,286
                     Total Liabilities                                             823,802           665,452
                                                                               -----------        -----------        ------------
STOCKHOLDERS' DEFICIENCY
   Common stock, $.001 par value, 100,000,000 shares authorized,
   22,403,450 and 12,069,873 shares issued and outstanding in
   2000 and 1999, respectively                                                      22,403             12,070              94,322
   Additional paid in capital                                                    3,951,540             24,630          14,655,895
   Accumulated deficit                                                          (4,165,599)          (175,290)         (6,400,167)
                                                                               -----------        -----------        ------------
                                                                                  (191,656)          (138,590)            (15,334)
                     Less subscriptions receivable                                (215,334)              -
                                                                               -----------        -----------        ------------
                     Less deferred stock based coupon                                                                  (9,515,375)

     Total Stockholders' Deficiency                                               (406,990)          (138,590)         (1,280,659)
                                                                               -----------        -----------        ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                  $  416,812        $   526,862        $    304,627
                                                                               ===========        ===========        ============

               BLAGMAN MEDIA INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATION



                                                                  For The Year    For The Year      For The Six      For The Six
                                                                     Ended           Ended         Months Ended      Months Ended
                                                                  December 31,    December 31,       June 30,         June 30,
                                                                      2000            1999             2001             2000
                                                                                                   (Unaudited)      (Unaudited)
                                                                  ------------   -------------      ------------     ------------
                REVENUES - NET                                      1,876,056     3,182,099           192,594           239,940

                COST OF REVENUES                                    1,407,651     2,543,241             4,551            (3,064)
                                                                  ------------   ----------         ---------        ----------

                GROSS PROFIT                                          468,405       638,858           188,043           243,004
                                                                  ------------   ----------         ---------        ----------

OPERATING EXPENSES
    Officers' compensation                                          1,078,167       278,700           358,334           586,500
    Employee compensation and taxes                                   245,867        84,293           112,530           123,098
    Consulting and commissions                                      1,642,314       131,859            87,435            84,361
    Professional and consulting fees                                  617,811        28,809         1,577,391         1,031,085
    Other general and administrative                                  213,850        50,628           111,177           102,106
    Travel and entertainment                                          185,890        80,020            41,395           131,804
    Advertising                                                       151,718        17,975            46,120           123,067
    Rent                                                               84,300        28,356            47,203            38,244
    Utilities                                                          26,517        18,074            15,602            15,476
    Auto                                                               17,321        15,799            21,349             8,360
    Depreciation                                                       11,980         4,951             7,585             4,316
    Loan fee                                                                -        16,000                 -                 -
                                                                  ------------   ----------         ---------        ----------
                      TOTAL OPERATING EXPENSES                      4,275,735       755,464         2,426,121         2,248,417
                                                                  ------------   ----------         ---------        ----------

(LOSS) FROM OPERATIONS                                             (3,807,330)     (116,606)       (2,238,078)       (2,005,413)
                                                                  ------------   ----------         ---------        ----------

OTHER INCOME (EXPENSE)
    Subsidiary acquisition cost                                      (179,220)            -                 -          (179,220)
    Interest expense                                                  (11,613)      (10,812)          (13,666)           (6,441)
    Interest income                                                     7,854         1,470             1,632             3,191
                       FORGIVENESS OF DEBT                                                             15,544                 -
                       TOTAL OTHER (EXPENSE)                         (182,979)       (9,342)            3,510          (182,470)

                          NET (LOSS)                               (3,990,309)     (125,948)       (2,234,568)       (2,187,883)
                                                                  ============   ===========       ==========       ===========

     NET LOSS PER COMMON SHARE -
   BASIC AND DILUTED                                               $     (0.25)  $    (0.013)      $    (0.06)      $     (0.17)
                                                                  ============   ===========       ==========       ===========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC AND DILUTED
                                                                   15,855,128     9,800,961        39,889,183        13,140,048
                                                                  ============   ===========       ==========       ===========


               BLAGMAN MEDIA INTERNATIONAL, INC. AND SUBSIDIARIES
                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY



                                                                         Additional
                                                    Common Stock           Paid-In      Accumulated    Subscriptions
                                                 Shares       Amount       Capital        Deficit        Receivable        Total
                                              -----------   ---------    -----------    -----------    -------------   ------------

Balance, January 31,1999                       8,200,000     $  8,200    $        -     $   (49,342)    $        -     $   (41,142)

Recapitalization                               3,819,873        3,820        (3,820)              -              -               -

Stock issued for services                         50,000           50        12,450               -              -          12,500

Stock options issued as a loan fee                     -            -        16,000               -              -          16,000

Net Loss 1999                                          -            -             -        (125,948)             -        (125,948)
                                             -----------     --------    ----------     -----------     ----------     -----------

Balance, December 31, 1999                    12,069,873       12,070        24,630        (175,290)             -        (138,590)

Stock issued in 504 offering                   1,250,000        1,250       998,750               -        (15,334)        984,666

Stock issued in acquisition of
  MNS Eagle                                       50,000           50        79,170               -              -          79,220

Stock issued for debt                            460,500          461       102,084               -              -         102,545

Stock issued for cash                          3,989,500        3,989       541,966               -       (200,000)        345,955

Stock issued for compensation and services     4,583,577        4,583     2,204,940               -              -       2,209,523

Net Loss 2000                                          -            -             -      (3,990,309)             -      (3,990,309)
                                             -----------     --------    ----------     -----------     ----------     -----------

BALANCE, DECEMBER 31, 2000                    22,403,450     $ 22,403   $ 3,951,540     $(4,165,599)    $ (215,334)    $  (406,990)
                                             ===========     ========   ===========     ===========     ==========     ===========

               BLAGMAN MEDIA INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    For The Year     For The Year     For The Six    For The Six
                                                                    Ended            Ended            Months Ended   Months Ended
                                                                    December 31,     December 31,     June 30, 2001  June 30, 2000
                                                                      2000           1999
                                                                    ------------     -------------    -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                                         $(3,990,309)      (125,948)       (2,234,568)    (2,187,883)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
   Depreciation                                                          11,980          4,951             7,584          4,316
   Deferred revenue                                                     250,000              -                 -              -
   Stock issued for compensation and services                         2,209,523         12,500         1,360,899      1,311,500
   Stock options issued as a loan fee                                         -         16,000                 -              -
   Stock based acquisition cost of subsidiary                            79,220              -                 -         79,220
   Changes in operating assets and liabilities:
    (Increase) decrease in:
     Accounts receivable                                                463,485       (459,081)           (6,665)       362,977
     Other current assets                                               (22,940)        (1,918)          (50,526)       (26,135)
     Prepaid insurance                                                                                     6,498              -
     Loan receivable -- stockholder                                     (81,500)       (33,695)                -              -
    Increase (decrease) in:
     Accounts payable and accrued expenses                               71,766        410,739           342,559       (232,598)
     Loan payable - stockholder                                          13,842              -                 -              -
                                                                    -----------    -----------       -----------    -----------
           Net cash used in operating activities                       (994,933)      (176,452)         (574,219)      (688,603)
                                                                    -----------    -----------       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                   (76,775)             -                 -        (66,798)
   Deposits                                                              (4,456)             -                 -              -
                                                                    -----------    -----------       -----------    -----------
           Net cash used in investing activities                        (81,231)             -                 -        (66,798)
                                                                    -----------    -----------       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Loan proceeds                                                              -        116,546           445,500              -
   Repayment of loans                                                         -        (17,378)          (27,449)             -
   Cash from issuance of common stock to investors                    1,330,621              -                 -      1,097,166
   Proceeds from stockholder loan                                             -              -            85,987        (75,000)
   Repayment of stockholder loan                                              -              -           (89,000)         7,627
   Line of credit - net                                                 (74,713)         9,942                 -        (74,713)
                                                                    -----------    -----------       -----------    -----------
           Net cash provided by financing activities                  1,255,908        109,110           415,038        955,080
                                                                    -----------    -----------       -----------    -----------

NET INCREASE (DECREASE) IN CASH                                         179,744        (67,342)          159,181        199,679

           CASH - BEGINNING OF PERIOD                                         -         67,342           179,744              -
                                                                    -----------    -----------       -----------    -----------

CASH - END OF PERIOD                                                    179,744              -            20,563        199,679
                                                                    ===========    ===========       ===========    ===========
Cash paid during the period for -- Interest                              11,613         10,812                 -          6,441
                                                                    ===========    ===========       ===========    ===========

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

            (A) ORGANIZATION

Blagman Media International, Inc. (the "Company") was formed on January 29, 1999 upon incorporation from a sole partnership. The Company is a global direct response marketing and advertising agency that produces response-driven infomercials, and provides product placement, media buying, medical marketing, production and syndication of television programming, and other associated transactional media business pursuits.

      On August 2, 1999 one hundred percent of the issued and outstanding common stock of Blagman Media International, Inc. was acquired by Unisat, Inc. in a transaction accounted for as a recapitalization of Blagman Media International, Inc. Unisat, Inc. subsequently changed its name to Blagman Media International, Inc. (See Note 10(A)).

      Effective April 20, 2000 the Company acquired one hundred percent of MNS Eagle Equity Group I, Inc., an inactive development stage company incorporated in Nevada (See Note 10(B)).

      (B) PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

      (C) USE OF ESTIMATES

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

      (D) CASH AND CASH EQUIVALENTS

      For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

      (E) FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

      The carrying amounts of the Company's accounts receivable, loan receivable, accounts payable and accrued liabilities, and notes and loans payable, approximates fair value due to the relatively short period to maturity for these instruments.

      (F) PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost and depreciated, using accelerated methods over the estimated economic useful lives of 5 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

      (G) REVENUE RECOGNITION

      The Company recognizes revenue from the sale of media time to advertising clients when the related advertisement is broadcasted. Monies received prior to the broadcast of the related advertisement are recorded as deferred revenue. In addition, the Company earns commissions in connection with the procurement of media time on behalf of advertising clients. Such commissions are also considered earned when the underling advertisement is broadcasted. Additionally, the Company has entered into contractual agreements with other advertising firms to share revenues based upon the terms of the specific agreements. The income produced by these revenue-sharing contracts are recognized as media or commission income depending upon the nature of the income earned from the agreement.

      (H) INCOME TAXES

      The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (I) CONCENTRATION OF CREDIT RISK

      The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

      (J)   EARNINGS (LOSS) PER SHARE

      Net loss per common share for the years ended December 31, 2000 and 1999 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". Common stock equivalents were not included in the computation of diluted earnings per share in 1999 since the effect would have been anti-dilutive. At December 31, 1999 there were 100,000 common stock options outstanding which could have diluted future earnings per share. These stock options were not exercised before their expiration date of September 1, 2000 and were void at December 31, 2000.

      (K)   SEGMENT INFORMATION

      The Company follows Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." During 2000 and 1999, the Company only operated in one segment, therefore, segment disclosure has not been presented.

      (L)   RECENT ACCOUNTING PRONOUNCEMENTS

      The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement No. 137 and 138, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of pronouncement No. 133, as amended by No. 137 and 138, will not have a material effect on the Company's financial position or results of operations.

      (M)   STOCK OPTIONS

      In accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation" ("SFAS 123"), the Company has elected to account for Stock Options issued to a loan guarantor in accordance with SFAS 123.


NOTE 2     NOTE AND LOAN RECEIVABLE - STOCKHOLDER

      The following schedule reflects notes and loans receivable from a stockholder as of December 31:

                                                                                                 2000           1999
                                                                                               ---------     ----------
      Note receivable, interest at 8% per annum, due December 31,
        2001, unsecured                                                                        $  75,000     $       -

      Loan receivable, non-interest bearing, due on
        demand, unsecured                                                                         45,448        38,948
                                                                                               ---------     ---------
                                                                                                 120,448        38,948
      Less current portion                                                                       120,448        38,948
                                                                                               ---------     ---------
                                                                                               $       -     $       -
                                                                                               =========     =========

NOTE 3  PROPERTY AND EQUIPMENT

        The following is a summary of property and equipment as of December 31:

                                                                                                 2000           1999
                                                                                               ---------      ---------

          Computer equipment                                                                   $  38,690      $   8,514
          Furniture and fixtures                                                                  51,831          9,770
          Office equipment                                                                        13,879         12,217
          Leasehold improvements                                                                   2,876              -
                                                                                               ---------      ---------
                                                                                                 107,276         30,501
          Less: Accumulated depreciation                                                         (35,539)       (23,559)
                                                                                               ---------      ---------
                Property and equipment - net                                                   $  71,737      $   6,942
                                                                                               =========      =========

      Depreciation expense was $11,980 and $4,951 in 2000 and 1999, respectively.

NOTE 4   NOTES AND LOANS PAYABLE

      The following schedule reflects notes and loans payable as of December 31:

                                                                                                 2000           1999
                                                                                               --------      ---------

      Note payable, interest at 6% due March 31, 2001.  In addition, the Company provided an option to purchase up to 100,000 shares of common stock, at
        $0.25 per share, at any time until September 1, 2000 (See Note 6(C)).                  $ 50,000      $  50,000

      Note payable -- related party, non-interest bearing, due on demand                              -         66,545

      Loan payable - stockholder, non-interest bearing, due on demand                            13,681              -

      Loan payable, interest at 9.5%, due on demand.                                             13,768         13,607
                                                                                               --------      ---------
                                                                                                 77,449        130,152
      Less current portion                                                                       77,449         80,152
                                                                                               --------      ---------
      Notes and loans payable                                                                  $      -      $  50,000
                                                                                               ========      =========

NOTE 5  LINE OF CREDIT

      The Company had a line of credit agreement with a bank that provides that it may borrow up to $75,000 at 2% over Prime. The line matured on February 7, 2000 and all principal and interest due was paid.

NOTE 6  EQUITY

      (A)   COMMON STOCK ISSUANCE

During the six months ended June 30, 2001 the Company issued 68,604,000 shares of common stock with a fair value of $10,771,049 for current and future services to be performed by consultants with contracts having various terms. The Company has charged $1,255,674 to operations during the six months ended June 30, 2001 for the expense portion of these contracts and has deferred $9,515,375 at June 30, 2001, which is classified as a contra to equity on the balance sheet.

      The Company issued 3,989,500 shares of common stock for cash of $345,955 and subscriptions receivable of $200,000.

      The Company issued 4,583,577 shares of common stock for compensation, consulting, legal and other services having a fair value of $2,209,523 based upon the per share fair value at the date of the issuance.

      The Company issued 460,500 shares of common stock for the settlement of accounts payable of $36,000 and a loan of $66,545.

      In connection with its acquisition of MNS Eagle, the Company issued 50,000 shares of common stock having a value of $79,220 (See Note 10(B)).

      In 1999 the Company issued 50,000 shares of common stock as consideration for services. The shares were valued, for financial accounting purposes, at $.25 per share, based upon the quoted trading price at the grant date, resulting in a consulting expense of $12,500.

      (B)   COMMON STOCK OFFERING

      On February 16, 2000, the Board of Directors agreed to offer up to 1,250,000 shares of common stock, pursuant to Regulation D, Section 4(6) of the Securities and Exchange Act of 1933, as amended, at $0.80 per share. The offer was fully subscribed to by September 30, 2000 and $984,666 of the $1,000,000 subscription has been received as of December 31, 2000.

      (C)   STOCK OPTIONS GRANTED UNDER LOAN GUARANTEE AGREEMENT

      For options issued in connection with a note (See Note 4), the Company applies SFAS 123. Accordingly, a loan fee of $16,000 was charged to operations during the year ended December 31, 1999.

      For financial statement disclosure purposes and for purposes of valuing stock options issued to new employees and service providers, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Options-Pricing Model in accordance SFAS 123.

      The options issued in connection with the note under the loan guarantee agreement expired on September 1, 2000 and were not exercised.

NOTE 7  COMMITMENTS AND CONTINGENCIES

      (A)   OPERATING LEASES

      During 2000, the Company entered into new lease agreements for corporate offices, copiers and a company car. Minimum annual rentals under these leases are as follows:

                Years Ending December 31              Amount
                ------------------------            ----------
                2001                                $  104,287
                2002                                   104,287
                2003                                    42,437
                2004                                     5,023
                2005                                     3,767

      Rent expense under operating leases for the years ended December 31, 2000 and 1999 was $84,300 and $28,356, respectively.

      (B)   CONSULTING AGREEMENT

      On December 1, 1999, the Company entered into a five-year agreement with a consultant to provide advisory business services. The agreement called for the consultant to receive 25,000 shares of the Company's common stock upon execution of the agreement, and an additional 25,000 shares upon expiration of each quarter year during the first year term to an aggregate of 100,000 shares. None of the above shares were issued. On March 21, 2000, the parties entered into a settlement agreement and mutual release and the Company issued 50,000 shares of common stock as consideration.

      (C)   LEGAL ACTIONS

      On April 1, 1999, a Nevada Corporation filed suit against the Company, its former Chairman of the Board and a former director in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. In the complaint, the plaintiff alleged intentional interference with contractual relations between the Company and a third party, intentional interference with prospective economic advantage, conspiracy, unfair business practices, breach of fiduciary duty, unjust enrichment, rescission of contract, incomplete accounting and permanent injunction. On February 7, 2000, the parties to the legal action stipulated that the alleged complaints in the lawsuit be dismissed without prejudice.

      (D)   EMPLOYMENT AGREEMENTS

      On January 1, 2000 the Company entered into employment agreements with the Chief Executive Officer (CEO) and Chief Operations Officer (COO) for five and three years, respectively. The agreements call for a base salary, after annual incremental increases, ranging from $240,000 to $420,000 for the CEO and $135,000 to $180,000 for the COO. The agreements also call for signing bonuses of $750,000 for the CEO and $350,000 for the COO to be paid in equal monthly payments over the term of the respective employment agreements. For the year ended December 31, 2000, the Company incurred expenses related to these agreements in the aggregate of $641,677, of which $355,667 has been accrued and is included in accounts payable and accrued expenses at December 31, 2000.

NOTE 8  CONCENTRATIONS

      Approximately 88% and 51% of revenues were derived from four customers for the years 2000 and 1999, respectively. Approximately 67% of accounts receivable was due from one customer at December 31, 2000.

NOTE 9  INCOME TAXES

      Income tax expense (benefit) for the years ended December 31, 2000 and 1999 is summarized as follows:


                                                               2000            1999
                                                           -----------      -----------
            Current:
               Federal                                     $        -       $        -
               State                                                -                -
               Deferred - Federal and State                         -                -
                                                           -----------      -----------
            Income tax expense (benefit)                   $        -       $        -
                                                           ===========      ===========

      The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2000 and 1999 as follows:


                                                               2000            1999
                                                           -----------     -----------

            U.S. Federal income tax benefit                $(1,238,865)    $  (32,370)

            Effect on net operating loss carryforward        1,238,865         32,370
                                                           -----------     ----------
                                                           $         -     $        -
                                                           ===========     ==========


      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:


                                                               2000            1999
                                                           -----------     -----------
Deferred tax assets:
Net operating loss carryforward                           $ 1,271,235       $    32,370
                                                          -----------       -----------
   Total gross deferred tax assets                          1,271,235            32,370
Less valuation allowance                                   (1,271,235)          (32,370)
                                                          -----------       -----------
   Net deferred tax assets                                $         -       $         -
                                                          ===========       ===========

      At December 31, 2000, the Company had a net operating loss carryforward of approximately $3,738,926 for U.S. Federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2018 through 2020.

      The valuation allowance at January 1, 2000 was $32,370. The net change in the valuation allowance during the period ended December 31, 2000 was an increase of approximately $1,238,865.

NOTE 10   BUSINESS COMBINATIONS

      (A)   ACQUISITION AND RECAPITALIZATION -- UNISTAT, INC.

      Under a Stock Exchange Agreement (the "Agreement") consummated on August 2, 1999, Unisat, Inc., ("Unisat"), a non-reporting public shell with no operations at that time, acquired one hundred percent of the issued and outstanding common stock (9,000,000 shares) of Blagman Media International, Inc. ("Blagman") in exchange for 8,200,000 shares of the $0.001 par value common stock of Unisat. As a result of the exchange, the Company became a wholly owned subsidiary of Unisat and the stockholders of Blagman become stockholders of approximately sixty-eight percent of Unisat. Generally Accepted Accounting Principles require that the Company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. As a result, the exchange was treated as an acquisition of Unisat by Blagman, and a recapitalization of Blagman. The Company's consolidated financial statements immediately following the acquisition were as follows: (1) The Balance Sheet consists of Blagman's net assets at historical cost and Unisat's net assets at historical cost and (2) the Statement of Operations includes Blagman's operations for the period presented and Unisat's operations from the date of acquisition. The Company filed an amendment to its articles of incorporation to change its name from Unisat, Inc. to Blagman Media International, Inc.

      (B)   STOCK EXCHANGE AGREEMENT

      Pursuant to a Stock Exchange Agreement (the "Exchange Agreement") dated as of April 20, 2000, as amended, between the Company and the shareholders of MNS Eagle Equity Group I, Inc. ("MNS"), a Nevada Corporation, 100% of the outstanding shares of common stock held by the MNS shareholders were exchanged for 50,000 shares of common stock of the Company having a fair value of $79,220 and $100,000 cash in a transaction in which the Company effectively became the parent corporation of MNS.

      The Exchange Agreement was adopted by the unanimous consent of the Board of Directors of the Company and MNS on April 20, 2000. No approval of the shareholders of either the Company or MNS was required under applicable state corporate law.

      At the date of the acquisition, MNS Eagle was an inactive public shell corporation with no assets or liabilities. Therefore, the cost of acquiring MNS was not attributable to an intangible asset or goodwill, but was accounted for as a charge to operations and classified as an other deduction on the statement of operations in the account, subsidiary acquisition costs.

      (C)   ACQUISITION AND RECISION AGREEMENTS

      Under a Stock Exchange Agreement (the "Agreement") consummated in 2000, the Company was to acquire Mullinger Media & Communications, Ltd. ("MMC") in exchange for 600,000 shares of Series A Preferred Stock of the Company. As a result of the exchange, MMC would have become a wholly owned subsidiary of the Company. Subsequent thereto, the Company's rescinded this agreement for failure of consideration and other deficiencies.

      (D)   ACQUISITION OF MERCURY MEDIA

      On December 1, 2000 the Company entered into a share purchase agreement (the "Agreement") to acquire all of the outstanding stock of Mercury Media, a corporation in the fields of placement and management of direct response programming, advertising and global marketing. The Agreement calls for the Company to pay $20,000,000 for all of the outstanding shares of Mercury Media. The purchase price is subject to reduction based upon stipulations provided in the Agreement. The proposed acquisition has not closed as of the date of these financial statements and has an automatic termination date of April 30, 2001, if not exercised or extended. The Company is involved with various investment bankers concerning the funds required to effect a closing.

NOTE 11  GOING CONCERN

      The Company's financial statements for the year ended December 31, 2000 have been prepared on a going concern basis which contemplated the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,990,309 for the year ended December 31, 2000, and has a working capital deficiency of $483,183 and a stockholders deficiency of $406,990 as of December 31, 2000. The Company's working capital deficiency as of December 31, 2000 may not enable it to meet such objectives as presently structured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital, and implement its business plan. Management believes that actions presently taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 12  NEW SUBSIDIARY

On February 28, 2001, the Company incorporated a wholly owned subsidiary, Blagman USA, Inc., for the purpose of initiating future mergers. The subsidiary has had no activity for the period ended June 30, 2001.

NOTE 13  SUBSEQUENT EVENT

      During July 2001, the Company entered into an agreement with May Davis Group, Inc. to act as exclusive agent in connection with a Securities Purchase Agreement for issuance and sale by the Company through a private placement of 100 Series B convertible preferred shares with a par value of $0.001 per share at a securities purchase price of $10,000 per share for an aggregate amount of $1,000,000.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

ITEM 25   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except any selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

Registration Fees                                     $ 1,762.50
Costs of Printing and Engraving                         5,000.00*
Legal Fees                                             12,000.00*
Accounting Fees                                        10,000.00*
Blue Sky Fees and Expenses                              3,000.00*
                                                      ----------
                     TOTAL........................    $30,762.50

*  Estimated.

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

     In July 1999, 8,250,000 shares were issued by the Company to the principal owner of BMII in consideration for the acquisition of BMII. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In February 2000, 900,000 shares of Common Stock were issued in consideration for legal services rendered. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In March 2000, the Company issued options to purchase 25,000 shares of Common Stock to each member of the board of directors. The total amount issued totaled 125,000 shares. The options were exercisable at $0.25 per share. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In March 2000, the Company issued 317,000 common shares for legal services rendered. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In April 2000, the Company issued 30,000 shares of common stock to an employee as a bonus for work performed on the job. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In June 2000, the Company issued 450,000 shares of common stock to an outside public relations consultant in consideration for services rendered. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In June 2000, the Company issued 750,000 shares of common stock to the CEO of BMII in consideration for services rendered by the CEO for the benefit of the Company prior to becoming CEO. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In August 2000, the Company issued an aggregate of 2,731,000 shares of common stock to (1) 27 individuals who performed various services for the Company and (2) three charitable institutions (60,000 of the shares). The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In September 2000, the Company issued 300,000 shares of common stock to 8 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In September 2000, the Company issued 151,000 shares of common stock to 6 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In September 2000, the Company issued 45,000 shares of common stock to an individual who was instrumental in the MNS Eagle merger for BMII. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In October 2000, the Company issued 1,596,000 shares of common stock to 13 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In February 2001, the Company issued 1,075,000 shares of common stock to two companies that acted as marketing consultants to BMII. 575,000 of the 1,075,000 shares were valued at $0.07 per share; the remaining shares were not valued at any set price. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In March 2001, the Company issued 90,000 shares of common stock to the former secretary of the Company for services rendered. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In March 2001, the Company issued 330,000 shares of common stock to 4 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired

     In Aril 2001, the Company issued 60,000 to an individual who performed new business services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In May 2001, the Company issued options to purchase 150,000 shares of Common Stock to each member of the board of directors. The total amount issued totaled 600,000 shares. The options were exercisable at $0.05 per share. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In June 2001, the Company issued 350,000 shares of common stock to a consultant who assisted in shareholder communication and business services. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In July 2001, the Company issued 100 shares of Series B Convertible Preferred Stock valued at $10,000 per share to a group of investors in connection with a private placement of $1,000,000 to the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

     In July 2001, the Company issued an aggregate of 7,714,286 shares of common stock to 4 individuals who aided in the process of locating and finalizing a $15 million equity line of credit for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

ITEM 27              EXHIBITS

Copies of the following documents are filed with this registration statement as exhibits:

3.1        Certificate of Incorporation (Charter Document)*
3.2        Bylaws*
3.3        Certificate of Designation for Series B Convertible Preferred Stock*
5.1        Legal opinion of Edward T. Swanson, Esq.*
10.1       Employment Agreement with Robert Blagman*
10.2       Equity Line of Credit Agreement dated July 12, 2001 with GazelleGroup LLP and DRH Investment Company LLP*
10.3       Registration Rights Agreement dated July 12, 2001 with GazelleGroup LLP and DRH Investment Company LLP*
10.4       Securities Purchase Agreement dated July 12, 2001 with certain named buyers*
10.5       Placement Agent Agreement dated July 12, 2001 with May Davis Group, Inc.*
10.6       Registration Rights Agreement dated July 12, 2001 with certain named persons*
10.7       2001 Employee Stock Option Plan*
11.        Statement Re: Computation of Per Share Earnings**
23.1       Consent of Independent Certified Public Accountants
23.2       Consent of Edward T. Swanson, Esq. (contained in Exhibit 5.1)*
24.1       Powers of Attorney (included in the signature page to the Registration Statement)*
27.        Financial Data Schedule

* To be filed by amendment.
**Included in Financial Statements

ITEM 28   UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 27th day of August, 2001.

                                    BLAGMAN MEDIA INTERNATIONAL INC.



                                    By   /s/ ROBERT BLAGMAN
                                       -----------------------------------
                                        Robert Blagman, President


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

      That the undersigned officers and directors of Blagman Media International Inc., a Nevada corporation, do hereby constitute and appoint Robert Blagman the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

      IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                Title                                                   Date
---------                                -----                                                   ----

/s/ Robert Blagman                       Chief Executive Officer, President, Chief               August 27, 2001
-----------------------                  Financial Officer (Principal Financial Officer
(Robert Blagman)                         and Principal Accounting Officer) Chairman of
                                         the Board and Director

/s/ Andrew Given
-----------------------                  Director                                                August 27, 2001
(Andrew Given)



/s/ Walter Lubars
-----------------------                  Director                                                August 27, 2001
(Walter Lubars)



/s/ Jeffrey Wald
-----------------------                  Director                                                August 27, 2001
(Jeffrey Wald)




                                       4